                       SECURITIES AND EXCHANGE COMMISSION
                                    Form S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          OPTICAL SECURITY GROUP, INC.
             (Exact name of registrant as specified in its charter)
                Colorado                                  84-1094032
(State of other jurisdiction of Incorporation) (IRS Employer Identification No.)
                           535 16th Street, Suite 920
                             Denver, Colorado 80202
                                 (303) 534-4500
          (Address, including zip code, and telephone number including area code of registrant's principal executive offices.)

Catherine M. Gotwalt, Secretary                                 Copy to:
Optical Security Group, Inc.                                    Jane M. Harm, Esq.
535 16th Street, Suite 920                                      Lohf, Shaiman & Jacobs, P.C.
Denver, Colorado 80202                                          950 S. Cherry Street, Suite 900
(303) 534-4500                                                  Denver, Colorado 80246
(Address, including zip code, telephone number, including       (303) 753-9000
area code of registrant's agent for service of process)

Approximate date of commencement of proposed sale to the public:  From time to
                                                                  ------------
time after the effective date of this Registration Statement.
------------------------------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

                        CALCULATION OF REGISTRATION FEE

Title of each                               Proposed            Proposed
  class of                                  maximum             maximum
Securities to be         Amount to be       aggregate           aggregate         Amount of
  registered              registered     price per share     offering price    registration fee
---------------         ---------------  ----------------    --------------    ----------------
 Common Stock              903,018(1)       $5.07(2)           $4,578,301           $1,273
-----------------------

___________________

(1) Includes 405,200 shares of common stock currently outstanding, 210,766 shares of common stock issuable upon currently convertible 8% Senior Subordinated Convertible Debentures Due May 31, 2005 (the "Debentures"), and 287,052 shares of common stock issuable upon currently exercisable stock purchase warrants (the "Warrants"). The number of shares of common stock issuable upon conversion of the Debentures and Warrants is subject to certain adjustments.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The proposed maximum offering price is based upon $5.07, the average of the high and low prices reported on The Nasdaq SmallCap Stock Market(sm) on November 18, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

                                 903,018 SHARES

                          OPTICAL SECURITY GROUP, INC.

                    COMMON STOCK, PAR VALUE $.005 PER SHARE


This Prospectus relates to the offer for sale of 903,018 shares (the "Shares") of common stock, par value $.005 per share (the "Common Stock"), of Optical Security Group, Inc., a Colorado corporation (the "Company"), including (a) 405,200 shares of Common Stock currently outstanding, (b) 210,766 shares of Common Stock issuable upon currently convertible 8% Senior Subordinated Convertible Debentures Due May 31, 2005 (the "Debentures"), (c) 287,052 shares of Common Stock issuable upon currently exercisable stock purchase warrants (the "Warrants"), ((a)-(c) collectively, the "Securities"). The Shares will be sold from time to time after the date hereof by holders of the Securities, named in the Prospectus or by their transferees or successors (collectively, the "Selling Security Holders" and individually, a "Selling Security Holder"). The Company will not receive any proceeds from the sale of the Shares offered hereby.

THE SHARES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
PAGE 3.

THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Shares may be sold by the Selling Security Holders from time to time directly to purchasers or through agents, underwriters, or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Shares and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Security Holders will receive all of the net proceeds from the sale of the Shares and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Shares. The Selling Security Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit in the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Common Stock is traded on The Nasdaq SmallCap Stock Market(sm) ("NASDAQ") under the symbol "OPSC." On November 18, 1998, the high and low prices of the Common Stock as quoted on NASDAQ were $5.250 and $4.888, respectively.


              THE DATE OF THIS PROSPECTUS IS ____________, 199__.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed on the Web at http://www.sec.gov.

The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. Certain items are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, including the Schedules and Exhibits.

The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the oral or written request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such information should be directed to Catherine M. Gotwalt, Secretary, Optical Security Group, Inc., 535 Sixteenth Street, Suite 920, Denver, Colorado 80202, telephone number
(303) 534-4500 facsimile number (303) 534-1010.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following document are incorporated herein by reference and made a part hereof.

1.   The Company's Annual Report on Form 10-KSB for the year ended March 31,
     1998

2. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

3. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

4. The description of the Common Stock set forth in the Company's registration statement under the Exchange Act on Form 8-A.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                           FORWARD-LOOKING STATEMENTS

This Prospectus contains or incorporates by reference information regarding anticipated future operations, business products, technological developments, new products, and the like, contain predictions and projections which may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995, including provisions contained in Section 21E of the Securities Exchange Act, provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipate results or other expectations expressed in the Company's forward-looking statements. The risk and uncertainties that may affect the operation, performance, development and results of the Company's business include the following:

          (a) The Company may not be able to successfully accomplish its acquisition strategy.

          (b) The Company may not achieve the results anticipated in connection with its plan to discontinue its lenticular business.

          (c) Changes in demand for the Company's product and services.

          (d) Changes in the level of operating expenses, competitive conditions and product supply.

          (e) Problems with suppliers, customers, its banking relationship, and other matters related to the failure of technology to properly process the change from year 1999 to 2000.

The Company in making its predictions has assumed that existing management will remain in place. Investors are cautioned not to place undue reliance on the forward-looking statements made herein.

                                  RISK FACTORS

The Shares involve a high degree of risk and no one should invest in these Shares who cannot afford a complete loss of his or her entire investment. Several risk factors regarding the Shares are set forth below. However, the investor is cautioned that this list is not necessarily complete and that the investor should consult with his or her professional advisor prior to investing in these Shares.

The Company Operates in a Highly Competitive Environment
--------------------------------------------------------

The Company competes against companies that are larger, better funded, and/or which possess other attributes contributing to a competitive advantage over the Company, including longer operational histories, more established customer relationships, more established and mature channels of product manufacture and distribution, and better access to capital.

Competing (including new) Technologies
--------------------------------------

The Company's holography-based technologies for product authentication compete with other technologies such as sophisticated inks, radio frequency tagged labels, chemical tagants, and other technologies for authenticating products. Similarly, the Company's tamper-evident technologies compete with other methods of addressing product tampering. New technological solutions to the problems addressed by the Company's technologies are being developed continuously by other companies. There can be no assurance that the Company's technologies will become widely accepted as effective and economic approaches to product authentication applications and eliminate product tampering.

Reliance on Key Management Personnel
------------------------------------

In order to compete successfully in its industry, the Company needs to be able to attract and retain key management personnel. There can be no assurance that the Company will be able to attract experienced management personnel in the future. In addition, the future success of the Company will be largely dependent on the efforts of Mr. Richard H. Bard, its chairman of the board and chief executive officer. Although Mr. Bard has entered into an employment contract with the Company to serve in his present office until March 31, 2001, the loss of his services for any reason would have a material adverse effect on the Company.

Limited Patent and Trademark Protection: Possible Company Infringement
----------------------------------------------------------------------

The Company's business depends in substantial part upon the continuing validity and viability of its patents, trademarks, and other intellectual property. The Company holds the patents for its tamper-resistant technology and its document anti-counterfeiting technology. While the Company believes each of its patents and trademarks is valid and enforceable, there can be no assurance that the Company will be successful in any patent or trademark infringement action against any infringers.

The Company is unaware that it is or may be infringing any intellectual property
rights of any third party.   Nevertheless, in the event any infringement should
be discovered, the operations and prospects of the Company could be materially adversely affected.

Discontinuance of Lenticular Business
-------------------------------------

In order to focus on its security business, on March 27, 1998, the Company adopted a plan to segregate its dimensional printing business, and to sell, spin off, or otherwise dispose of this business during the fiscal year ending March 31, 1999. As a result thereof, the Company took a write-off of approximately $2.5 million on its financial statements for the fiscal year ended March 31, 1998. The Company's ability to spin off the lenticular business may be limited due to restrictions in the Debentures limiting the Company' right to provide funding to a spun-off entity. The impact of this decision is uncertain and could be materially adverse to the Company's business and financial prospects. The write-off in connection with this transaction could adversely affect trading markets for the Company's Common Stock. If the Company spins off its lenticular business into a new company and if all or part of current management is involved in management of the new company, current management may have divided loyalties and less time to devote to the efforts of the Company.

Control of the Company
----------------------

The current executive officers and directors will own beneficially approximately 44% of the Common Stock, assuming the complete conversion of all Debentures into Common Stock at the current conversion price and the exercise of all Warrants at the current exercise price without giving effect to other outstanding warrants, options, or convertible securities held by persons other than executive officers and directors. Holders of the Common Stock are not entitled to cumulate their votes for the election of directors or otherwise. The current officers and directors will continue to have a substantial role in the election of the directors and, in general, the determination of the outcome of any matter submitted to a vote of the Company's shareholders for approval.

Computerized Operations and the Year 2000
-----------------------------------------

During recent years, there has been significant global awareness raised regarding the potential disruption to business operations worldwide resulting from the inability of current technology to process properly the change from the year 1999 to 2000. Based on an internal review of its data processing, operating, manufacturing and other computer-based systems, the Company does not currently believe that it will experience any significant adverse effects or material unbudgeted costs resulting therefrom. However, the Company cannot provide any assurance in this regard with respect to whether and to what extent the inability of current technology to process properly the change from the year 1999 to 2000 may have on the Company's suppliers and customers, and any such costs or effects could materially and adversely affect the operations of the Company.

Preferred Stock Authorized
--------------------------

The Company's Amended and Restated Second Articles of Incorporation (the "Articles of Incorporation") authorize the issuance of a maximum of 2,500,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The board of directors has the authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Currently, the only Preferred Stock designated is the Series B 8% Cumulative Convertible Exchangeable Preferred Voting Stock (the "Series B Shares"). Although there is no plan to issue any other series of Preferred Stock at any time in the foreseeable future, the terms of any additional series of preferred stock may operate to the disadvantage of holders of the Shares.

Series B Shares
---------------

The Series B Shares have certain dividend and liquidation rights which may impact the Company's ability to pay dividends on the Shares or make any payments to the holders of the Shares in the event of liquidation. Additionally, the holders of the Series B Shares have the right upon default of the payment of dividends to exchange the Series B Shares for debentures. In the event of dissolution and liquidation, holders of the debentures would be entitled to payment before holders of the Company's capital stock.

Risks Associated with Acquisition Strategy
------------------------------------------

The Company has acquired several businesses since 1994, including its latest acquisition on May 29, 1998, of Advantage Technology, Inc. The Company's growth strategy includes additional acquisitions. Management is continually evaluating acquisition opportunities. As a result, the Company's future success is dependent, in part, upon its ability to identify, finance, and acquire attractive businesses, and then to successfully integrate and/or manage such acquired businesses. Acquisitions involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention, and possible adverse effects on earnings resulting from increased good will amortization, increased interest costs, the issuance of additional securities, and difficulties relating to the integration of the acquired businesses. Although the Company believes it can identify and consummate the acquisitions of a sufficient number of businesses to successfully implement its growth strategies, there can be no assurances that such will be the case. Further, there can be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results.


                                USE OF PROCEEDS

The Company will not receive any portion of the proceeds of the resale of the Shares by the Selling Security Holders.


                            SELLING SECURITY HOLDERS

The following chart sets forth the names of the Selling Security Holders, their position with the Company, the number of shares of Common Stock owned beneficially prior to the offering, and the number of Shares offered in the offering. In view of the fact that the Selling Security Holders may continue to hold all or a part of the Shares offered hereunder and because currently there are no agreements, arrangements or undertakings with respect to the sale of the Shares, no estimate can be given for each Selling Security Holder as to the number of Shares beneficially owned after the offering or the percentage of Shares owned after the offering.

                                                         Number of Shares
Name of Selling                       Position          Beneficially Owned           Number of
Security Holder                     with Company    Prior to the Offering/(1)/  Shares Offered/(2)/
----------------                   -------------    --------------------------  -------------------

B.A.T.B., LLC                          --                   29,144                    15,384

S.R.T.B., LLC                          --                   29,144                    15,384

Guardian Ventures, Inc.                --                    2,658                     1,538

Eugene M. Bard                         --                   35,422                    23,076

Richard D. Lamm                        Director             65,280                    13,538

Renaissance Capital
Growth & Income III                    --                   76,923                    76,923

Renaissance U.S. Growth
& Income Trust, PLC                    --                   76,923                    76,923

Richard H. Bard                        Director          1,945,343                    15,200

CSL Associates, L.P.                   --                   98,447                    10,000

MassMutual Corporate
Value Partners II LLC                  --                  500,000/(3)/               83,334

MassMutual High
Yield Partners II LLC                  --                  458,333/(3)/              125,000

MassMutual Life
Insurance Company                      --                  625,000/(4)/              166,666

The Network Fund III, Ltd.             --                   88,000                    88,000

Irvine Capital Partners, L.P.          --                   81,500                    30,000

Value Investing Partners, Inc.        /(5)/                175,589                   162,052

_______________

/(1)/ For the purposes of determining "shares beneficially owned," the rules of the Commission require that every person who has or shares the power to vote or dispose of the shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The Commission rules also require that certain shares of stock that a person has a right to acquire within 60 days of such date, pursuant to the exercise of stock options or of convertible securities, are deemed to be outstanding for the purpose of calculating the percentage ownership of such owners, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

/(2)/ Assumes the conversion of all Debentures into Common Stock of the Company at the current conversion rate and the exercise of all Warrants at the current exercise price. The conversion rate of Debentures and the exercise price of Warrants are subject to adjustments upon the occurrence of certain events

/(3)/ Includes 333,333 shares beneficially owned by MassMutual Life Insurance Company.

/(4)/ Includes 125,000 shares beneficially owned by MassMutual Yield Partners II LLC and 166,667 shares beneficially owned by MassMutual Corporate Value Partners Limited.

/(5)/ Value Investing Partners, Inc. acted as the placement agency for the Company in the Company's 1996 and 1998 private offering.

Certain holders of the Securities acquired the Securities in a private offering conducted by the Company in 1998. The offering was completed in June 1998. Offers and sales in the private offering were made pursuant to a claim of exemption under Regulation S, Rule 903, Regulation D, Rule 506, or, alternatively, Section 4(2) of the Securities Act. Pursuant to the terms of the purchase agreements entered into by the Company and such holders, the Company agreed to use its best efforts to register the shares or underlying shares of Common Stock.

Other holders of the Securities elected to include their shares or underlying shares of Common Stock represented by the Securities pursuant to piggy-back registration rights granted in connection with the issuance of the Securities.

                              PLAN OF DISTRIBUTION

The Shares may be sold by the Selling Security Holders from time to time directly to purchasers or through agents, underwriters, or dealers. The Selling Security Holders will receive all of the net proceeds from the sale of the Shares and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Shares. The Selling Security Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commission received by them and any profit in the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

If the Company is notified by any Selling Security Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the Shares, a supplemental prospectus will be filed, if required, disclosing such of the following information as the Company believes appropriate: (1) the name of the participating underwriters, (2) the number of Shares involved, (3) the price at which such Shares are to be sold, (4) the commissions paid or discounts or concessions allowed to such underwriters, and (5) other facts material to the transaction.

The Company has been advised by the Selling Security Holders that they may continue to hold some of the Shares for investment purposes. However, the Selling Security Holders have not determined how many Shares they will hold for investment and how many Shares they will sell.

The Company and the Selling Security Holders have agreed to indemnify each other and other certain related parties for certain liabilities in connection with the registration of the Shares.

The Company has agreed to use its best efforts to take all actions necessary to allow the distribution pursuant to this Prospectus to continue until the earlier of (i) the sale of all of the Shares hereunder, or (ii) June 23, 2000.

                                  THE COMPANY

General
-------

The Company manufactures and markets highly sophisticated holographic and other security technologies used in a variety of security, document authentication, product protection, anti tampering, and marketing applications. The Company owns patents and copyrights for several of its technologies, products, and processes, and holds licenses or other rights for others.

The Company's principal executive offices are located at 535 Sixteenth Street, Suite 920, Denver, CO 80202, telephone number (303) 534-4500, facsimile number
(303) 534-1010.

                                 LEGAL MATTERS

The validity of the Shares being offered hereby will be passed upon for the Company by Lohf, Shaiman & Jacobs, P.C., 900 Cherry Tower, 950 South Cherry Street, Denver, Colorado 80246.


                                    EXPERTS

The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws of the Company provide for indemnification of officers and directors to the maximum extent allowable under Colorado law. The Company has also agreed to indemnify the Selling Security Holders from certain liabilities including those arising under the Securities Act. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                               TABLE OF CONTENTS


Available information   . . . . . . . . . . . . . . . . . . . .   2


Incorporation of certain
documents by reference  . . . . . . . . . . . . . . . . . . . .   2


Forward-Looking Statements  . . . . . . . . . . . . . . . . . .   3


Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .   4


Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .   6


Selling Security Holders  . . . . . . . . . . . . . . . . . . .   6


Plan of Distribution  . . . . . . . . . . . . . . . . . . . . .   9


The Company   . . . . . . . . . . . . . . . . . . . . . . . . .   9


Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .  10


Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


Indemnification of Directors and Officers   . . . . . . . . . .  10



                                 903,018 SHARES


                                OPTICAL SECURITY
                                  GROUP, INC.









                                 ______________

                                   PROSPECTUS
                                 ______________






                            _______________, 199___

                                   PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC registration fee                                  $ 1,273.00
Legal fees and expenses                                15,000.00 *
Accounting fees and expenses                           20,000.00 *
Blue Sky fees and expenses                              1,000.00 *
Printing costs                                          3,000.00 *
Miscellaneous                                           2,000.00 *


TOTAL                                                 $42,273.00 *



______________________

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

This description is qualified in its entirety by the provisions in the Company's Articles of Incorporation and Bylaws and the relevant sections of Colorado law.

As authorized under Colorado law, the Company's Amended and Second Restated Articles of Incorporation eliminate the personal liability of a director to the Company and its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability of a director to the Company and its shareholders for monetary damages for any breach of the director's duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director directly or indirectly derives proper personal benefit. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or recision in the event of a breach of director's duty of care.

The Company's Bylaws provide that the Company shall indemnify any individual or entity who was, is, or is threatened to be made, a named defendant or respondent in a proceeding by reason of the fact that he or she is or was a director, officer, or employee of the Company and any individual who, while a director, officer or employee of the Company is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic corporation or of any partnership joint venture, trust or other enterprise against liability incurred, relating to or as a result of the proceeding to the extent permitted by law including circumstances in which indemnification would be (1) discretionary under Colorado law or limited or (2) subject to particular standards of conduct under Colorado law. The Bylaws also provide that the Company shall pay to the fullest extent permitted by law including circumstances in which advancement of expenses would be (a) discretionary under Colorado law or (b) limited or subject to a particular standards of conduct under Colorado law, amounts to cover expenses incurred by the party in, relating to, or as a result of such proceeding, in advance of its final disposition.

The Company has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act.
The effect of such insurance, subject to certain exclusions, is to indemnify any officer or director of the Company against expenses, judgments, fines, attorney fees and other amounts paid in settlements incurred by him.

ITEM 16.  EXHIBITS

  Exhibit                                            Page
  Number              Exhibit Name                   Reference
  -------             ------------                   ---------

     5                Opinion of Lohf, Shaiman       To be filed by amendment
                      & Jacobs, P.C.

  23.1                Consent of Ernst & Young, LLP  To be filed by amendment

ITEM 17.  UNDERTAKINGS

     (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

              (i) include any prospectus required by Section 10(a)(3) of the Securities Act unless such information is contained in periodic reports filed by the Company pursuant to the Exchange Act incorporated by reference in the Registration Statement;

              (ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement unless such information is contained in periodic reports filed by the Company pursuant to the Exchange Act incorporated by reference in the Registration Statement;

              (iii) include any additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 14 of this registration statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, Colorado on this 23rd day of November, 1998.

                              OPTICAL SECURITY GROUP, INC.


                                   By:  /s/ Mark T. Turnage
                                      ---------------------------------------
                                            Mark T. Turnage, President


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Date:  November 23, 1998           By:   /s/Richard H. Bard
                                      ---------------------------------------
                                            Richard H. Bard, Chief Executive
                                            Officer and Director

Date:  November 23, 1998           By:   /s/Gerald A. Melfi
                                      ---------------------------------------
                                            Gerald A. Melfi
                                            Principal Financial Officer

Date:  November 23, 1998           By:   /s/Mark T. Turnage
                                      ---------------------------------------
                                            Mark T. Turnage,
                                            Director and President

Date:  November 23, 1998           By:   /s/Martin T. Hart
                                      ---------------------------------------
                                            Martin T. Hart, Director

Date:  November 23, 1998           By:   /s/J.R. Holland, Jr.
                                      ---------------------------------------
                                            J.R. Holland, Jr., Director

Date:  November 23, 1998           By:   /s/Richard D. Lamm
                                      ---------------------------------------
                                            Richard D. Lamm, Director

Date:  November 23, 1998           By:   /s/Bruce I. Raben
                                      ---------------------------------------
                                            Bruce I. Raben, Director